Exhibit 10.1

AMEDISYS HOLDING, L.L.C.

SEVERANCE PLAN FOR KEY EXECUTIVES

APRIL 30, 2015

Inclusive of all Amendments to Section 2 dated on or before December 17, 2015

1. Purpose. The purpose of this Amedisys Holding, L.L.C. Severance Plan for Key Employees (this “Plan”) is to provide a fair framework in the event of the termination of employment in certain circumstances of certain key executive employees of the Company. This document supersedes any prior plan, program or arrangement that provides severance benefits to a Covered Executive (as defined below) eligible for benefits under this Plan. This document is intended to serve both as the official plan document and the summary plan description for this Plan. The Plan is sponsored by Amedisys Holding, L.L.C. (“Company”). The Company is the Plan Administrator.

2. Covered Executives. To be eligible for benefits under this Plan an executive must (1) be employed by the Company with any of the following job titles: Chief Operating Officer, Chief Financial Officer, Vice Chairman, Chief Human Resources Officer, Senior Vice President of Government Affairs, General Counsel, Chief Information Officer, Chief Strategy Officer, Chief Clinical Operations Officer, Chief Development Officer, Senior Vice President of Accounting/Controller, Senior Vice President of Operations, Senior Vice President of Talent, or Senior Vice President of Total Rewards; (2) have been designated in writing by the Board of Directors (the “Board”) of Amedisys, Inc. or the Compensation Committee of the Board (the “Committee”), as appropriate, as being covered by this Plan; and (3) have executed and delivered to the Company (and not have revoked or attempted to revoke) the Company’s Executive Protective Covenants Agreement (“EPCA” or other similarly named agreement) (a “Covered Executive”).

This Plan shall not be applicable to any employee who is a party to a separate employment agreement, change of control agreement, or similar agreement with the Company.

If a Covered Executive under this Plan is or becomes eligible to participate in the April 2013 Severance Plan for Senior Management Leaders, then such employee will only be eligible for severance benefits under the terms of the April 2013 Severance Plan for Senior Management Leaders, except in the event of a “Change in Control” (as such term is defined in Section 3, below), in which case the terms of this Plan (including, without limitation, the provisions of Section 5, herein) shall control, regardless of whether such employee still qualifies as a Covered Executive. In no event will a Covered Executive be entitled to simultaneously receive benefits under both the April 2013 Severance Plan for Senior Management Leaders and this Plan.

3. Definitions.

(a) Cause. “Cause,” as it applies to the determination by the Company to terminate the employment of a Covered Executive, shall mean any one or more of the following: (i) Covered Executive’s willful, material, and irreparable breach of Covered Executive’s duties to the Company; (ii) Covered Executive’s gross negligence in the performance or intentional nonperformance of any of Covered Executive’s material duties and responsibilities to the Company; (iii) Covered Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (iv) Covered Executive’s conviction or plea of nolo contendere to a felony crime; and (v) Covered Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of a Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002. In the event of a termination by the Company for Cause, Covered Executive shall have no right to any severance benefits under this Plan.

(b) Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder.

(c) Good Reason. “Good Reason,” as it applies to the determination by a Covered Executive to terminate Covered Executive’s employment with the Company at his or her initiative shall mean the occurrence of any of the following events without Covered Executive’s written consent: (i) Covered Executive suffers a material diminution in authority, responsibilities, or duties; or (ii) Covered Executive suffers a material reduction in base salary other than in connection with a proportionate reduction in the base salaries of all similarly situated senior officer-level employees. Good Reason shall not be deemed to have occurred unless (i) Covered Executive provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, (ii) the Company is provided at least 30 days to cure the condition and fails to cure same within such 30 day period and (iii) Covered Executive terminates employment within at least 150 days of the existence of the condition.

(d) Employment Termination. “Employment Termination” shall mean a Covered Executive no longer being an employee of the Company as a result of a termination by the Company without Cause or by Covered Executive with Good Reason.

(e) Change in Control. A “Change in Control” shall be deemed to have occurred if:

a. any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary, or any employee benefit plan of the Company or any Subsidiary, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b. as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, after the transaction less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor corporation or cooperative or entity, entitled to vote generally in the election of the directors of the Company, or other successor corporation or other entity, are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction had been entitled to vote generally in the election of directors of the Company; or

c. during any period of 2 consecutive years, individuals who at the beginning of the period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during the relevant 2-year period was approved by a vote of at least 2/3 of the directors of the Company then still in office who were directors of the Company at the beginning of that period.

4. Result of Termination by the Company without Cause or by Covered Executive with Good Reason Prior to a Change in Control. The following provisions shall apply should the Company terminate a Covered Executive’s employment without Cause or should a Covered Executive terminate Covered Executive’s employment with Good Reason:

(a) Salary and Bonus. The Company shall pay to Covered Executive an amount equal to one (1) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of Employment Termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to twenty-five (25) percent of the Covered Executive’s base salary, as in effect on the date of Employment Termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months and which payments shall commence in accordance with the provisions of Section 6, herein (unless otherwise required to be paid in accordance with Section 7 below).

(b) Lump-sum Payment. The Company shall pay to Covered Executive a lump-sum payment of $2,500 for the intended purpose of purchasing health insurance, but which can be used at the discretion of the Covered Executive.

(c) Stock Vesting. Any unvested equity awards issued in the name of Covered Employee as of the date of termination, will vest in accordance with the terms contained in the applicable Award Agreement for such awards.

5. Termination by the Company without Cause or Termination by Covered Executive with Good Reason Following a Change in Control. The following provisions shall apply should the Company terminate a Covered Executive’s employment without Cause or should a Covered Executive terminate Covered Executive’s employment with Good Reason, in either case within one year following a Change in Control (as defined above):

(a) Salary and Bonus. The Company shall pay to Covered Executive (i) an amount equal to two (2) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of Employment Termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to twenty-five (25) percent of the Covered Executive’s base salary, as in effect on the date of Employment Termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in a lump sum on the date or dates specified in Section 6, herein (unless otherwise required to be paid in accordance with Section 7 below).

(b) Lump-sum Payment. The Company shall pay to Covered Executive a lump-sum payment of $2,500 for the intended purpose of purchasing health insurance, but which can be used at the discretion of the Covered Executive.

(c) Stock Vesting. Any unvested equity awards issued in the name of Covered Employee as of the occurrence of a Change in Control will vest in accordance with the provisions of the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan, as the same may be amended from time to time, or any successor plan thereto.

6. Release of Claims. The Company’s obligations under this Plan are contingent upon Covered Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Covered Executive may have against the Company, Amedisys, Inc. and their respective directors, officers, employees, subsidiaries, stockholders, successors, assigns, agents, representatives subsidiaries and affiliates (whether known or unknown) as of the date of Employment Termination in such form as provided by the Company no later than 60 days after the date of Employment Termination. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the date of Employment Termination, then the following shall apply:

(a) To the extent any payments due to Covered Executive under this Plan are not “deferred compensation” for purposes of Section 409A of the Code then such payments shall commence upon the first regularly-scheduled payment date immediately following the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Plan had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of Employment Termination.

(b) To the extent any payments due to Covered Executive under this Plan above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the date of Employment Termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Plan had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of Employment Termination.

7. Section 409A. Notwithstanding any provisions in this Plan to the contrary, if at the time of the Employment Termination the Covered Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Employment Termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Covered Executive) until one day after the day which is six months from the date of Employment Termination. Any monthly payment amounts deferred will be accumulated and paid to Covered Executive (without interest) six months after the date of Employment Termination in a lump sum, and the balance of payments due to Covered Executive will be paid as otherwise provided in this Plan. Each monthly payment described in this Plan is designated as a “separate payment” for purposes of Section 409A and, subject to the six month delay, if applicable, and the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this Plan, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to Covered Executive pursuant to any provisions of this Plan or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This Plan will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Covered Executive.

8. Claims Procedure. If a Covered Executive does not receive a benefit to which the Covered Executive believes he or she is entitled under the Plan, or if the Covered Executive believes that the Covered Executive is entitled to a greater benefit than was approved, the Covered Executive must, within 60 days following the date of Employment Termination, file a written claim with the Plan Administrator. The Plan Administrator will investigate the claim and will send the Covered Executive a written decision within 60 days from the date upon which it receives the claim. If the claim is denied, the written decision will specify the reasons for the denial (including the pertinent Plan provisions upon which the denial is based), as well as an explanation of how the Covered Executive may obtain a further review by the Plan Administrator. If the Covered Executive does not receive a notice regarding his or her claim within these time periods, the claim will be considered denied.

If the Covered Executive disagrees with the Plan Administrator’s decision, in whole or in part, the Covered Executive has 60 days following receipt of written notice from the Plan Administrator to request a review in writing. The request must describe the reasons why the Covered Executive believes the denial was wrong and whatever evidence the Covered Executive believes supports his or her position. If the Covered Executive wishes to examine any Company documents, he or she must request an examination and specify the documents requested.

Within 60 days following a request for review, the Plan Administrator will send the Covered Executive its written decision specifying the reasons for the decision, including the pertinent Plan provisions upon which it is based. This decision shall be final and binding.

If special circumstances require an extension of time for the Plan Administrator to render a decision, the Plan Administrator will send the Covered Executive a written notice of the extension prior to the commencement of the extension and will explain the reasons for the delay.

The Company, as Plan Administrator, has the exclusive discretionary authority to construe and interpret the Plan, to decide all questions of eligibility for severance benefits under the Plan and to determine the amount of any such severance benefits, and its decisions on such matters are final and conclusive. Any interpretations or determinations made pursuant to such discretionary authority will be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

9. Your Rights Under ERISA. As a participant in the Plan, a Covered Executive is entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Covered Executive and other Plan participants and beneficiaries. No one, including the employer, or any other person, may fire the Covered Executive or otherwise discriminate against the Covered Executive in any way to prevent the Covered Executive from obtaining a welfare benefit or exercising his or her rights under ERISA. If the Covered Executive’s claim for a welfare benefit is denied, in whole or in part, he or she must receive a written explanation of the reason for the denial. The Covered Executive has the right to have the Plan review and reconsider his or her claim.

Under ERISA, there are steps a Covered Executive can take to enforce the above rights. For instance, if the Covered Executive requests materials from the Plan and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Covered Executive up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If the Covered Executive has a claim tor benefits which is denied or ignored, in whole or in part, the Covered Executive may file suit in a state or Federal court. In addition, if the Covered Executive disagrees with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, he or she may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if the Covered Executive is discriminated against for asserting his or her rights, the Covered Executive may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Covered Executive is successful, the court may order the person the Covered Executive has sued to pay these costs and fees. If the Covered Executive loses, the court may order him or her to pay these costs and fees — for example, if the court finds the Covered Executive’s claim is frivolous.

If the Covered Executive has any questions about the Plan, he or she should contact the Plan Administrator. If the Covered Executive has any questions about this statement or about his or her rights under ERISA, the Covered Executive should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

10. Additional Important Information. The name of the Plan is the Amedisys Holding, L.L.C. Severance Plan for Key Executives.

The sponsor of the Plan is Amedisys Holding, L.L.C. and its employer identification number is 36-4576454. The sponsor’s address and telephone number is 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031.

Amedisys Holding, L.L.C. also serves as the Plan Administrator under ERISA for the Plan, and can be contacted at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031.

The agent for service of process for the Plan is Secretary, Amedisys Holding, L.L.C., 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031.

The Plan is an employee welfare benefit plan providing severance pay and benefits as described in this Plan document. All Severance Benefits under the Plan shall be paid directly by the Company from its general assets, and the rights of an eligible employee to any benefits hereunder shall not be superior to those of an unsecured general creditor of the Company.

The Plan year shall be the calendar year. The Plan number is 1.

Severance benefits under the Plan may not be assigned, transferred or pledged to a third party.

11. At-Will Employment. No provision of the Plan is intended to provide any Covered Executive with any right to continue as an employee or in any other capacity with the Company, for any specific period of time, or otherwise affect the right of the Company to terminate the employment or service of any individual at any time for any reason with or without cause.

12. Amendment and Termination. The Company reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time, subject to the prior approval of the Board and/or the Committee, as applicable. Any such action will be in writing and signed by the Chief Executive Officer or the Chief Human Resources Officer of the Company or such other persons as he or she shall designate. Oral or other informal communications made by the Company or its representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein, and such communications will not diminish the Company’s rights to amend or terminate the Plan in any manner.

This document is executed as of this 17th day of December 2015.

AMEDISYS HOLDING, L.L.C.

By:	AMEDISYS, INC.
Its Sole Member and Manager

By:	/s/ Larry Pernosky
Larry Pernosky
Chief Human Resources Officer